Exhibit 10.8

Boxi Electric Appliance (China) Co., Ltd

Siemens Home Appliances 2024 Product Lineup

Brand Exclusive Store Sales Operation Contract

This Brand Exclusive Store Sales Operation Contract ("this Contract") is entered into by the following two parties:

Party A: Boxi Electric Appliance (China) Co., Ltd ("Party A"), a limited liability company lawfully established and existing under the laws of the People's Republic of China, with its registered address at Building 3, No. 18, Qingjiangnan Road, Gulou District, Nanjing City, Jiangsu Province, People's Republic of China, and postal code 210019;

Party B: Dongying Borui Da Trading Co., Ltd ("Party B"), a limited liability company established and existing in accordance with the laws of the People's Republic of China, with its registered address at Guang Rao, postal code 257300.

Party A and Party B may each be referred to as "a Party" or collectively as the “Parties”.

This Contract is a Brand Exclusive Store Sales Operation Contract, aiming to stipulate the relevant matters regarding the retail of the brand electrical products of Party A by Party B in the authorized brand store as agreed in this Contract, including but not limited to the brand store for the authorized operation of Party A's products, sales model, operation management and business support.

Contents
I.	Definitions and Interpretations
II.	Overview of Both Parties
III.	Contract Objectives and Cooperation Principles
IV.	Term of the Contract
V.	Opening a Store Management
VI.	Store Operation and Management
VII.	Commercial Terms
VIII.	Product Procurement and Delivery
IX.	Retail and Promotion
X.	Rights and Obligations of Both Parties to the Contract
XI.	Education and Training
XII.	Intellectual Property (Licensing)
XIII.	Representations and Warranties
XIV.	Liability for Breach of Contract and Compensation
XV.	Termination of the Agreement
Sixteen.	Others
List	of Appendix:
Appendix	1: Return Agreement
Appendix	2: BSH China BAD Bank List
Appendix	3: Compliance Terms
Appendix	4: Promotion Cooperation Rebate Terms
Appendix	5: 2024 Bosch Home Appliances Supply Price List
Appendix	6: Commercial Terms
Appendix	7: Requirements for Store Operation and Management
Appendix	8: Prototype Agreement

I. Definitions and Interpretations

(1) In this Contract, the following terms shall have the following meanings within the scope where they do not conflict with the context:

1. "Contract" refers to this contract (including the main text of the contract and any and all its attachments) and any modifications made to this contract in writing by both parties.

2. "Working Day" refers to any date in the People's Republic of China other than Saturdays, Sundays and public holidays (in case of adjustment of public holidays as stipulated by law, the holiday arrangement announced by the state shall prevail). Unless otherwise specified in this contract as a working day, the terms "day", "month" and "year" as used in this contract shall refer to calendar days, months and years.

3. "Related Party" refers to any holding company, subsidiary, affiliate or associated company of a party to this contract.

4. "Confidential Information" includes all oral, written and/or tangible information, including product and business information that one party invents or discloses (in either case, such party is the "Owner") to the receiving party ("Recipient"). Such information is regarded by the Owner as secret, private and/or not generally known to the public, including but not limited to information related in whole or in part to current or future products, services, business plans and strategies, marketing concepts, especially information related to unreleased products and services, current and future product/service plans, pricing, sales estimates, financial data, product improvement information, customer information (including customer applications and environments), market testing information or other technical and business information.

5. "Effective Date" means the date on which the authorized representatives of both parties sign this contract and affix their respective company seals or contract seals.

6. "Products" refer to the household appliances listed in Appendix 5, the "2024 Bosch Home Appliances Supply Price List" (the “List”) under this contract, which the Party B is entitled to sell under this Contract, except as otherwise specified by the Party A.

7. "Contract Term" includes the main term of the contract and the extension period, where: (1) "Main Term of the Contract" refers to the period from the Effective Date to December 31, 2024 or the term explicitly stipulated in the contract; (2) "Extension Period" refers to the period after the expiration of the Main Term of the Contract, during which, unless one party gives written notice to the other party explicitly stating that it will not enter into a new contract for the sale of home appliances ("New Contract"), if the two parties fail to reach a New Contract to replace this contract regarding the product sales matters stipulated herein, the term of this contract shall be extended until the date when the two parties sign a New Contract for such product sales matters (for details, see Article 4 on the term of the contract).

8. "Invoice" refers to the value-added tax invoice issued by Party A for the payment made by Party B under this Contract.

(2) Interpretation

1. The meanings of the defined terms in this Contract as set forth above and all pronouns referring to them shall be equally applicable to their required singular, plural, feminine, masculine or neuter forms in the text.

2. The introduction and all references to the annexes as stated in this contract shall be read together with this contract and form part of it.

3. The terms "under this Contract", "in this Contract", "of this Contract", and similar expressions when used in this Contract shall refer to this Contract as a whole rather than any specific provision thereof. The terms "including", "comprising", "together with" and the like shall be deemed to be followed by the words "without limitation" or "but not limited to", whether or not such words are actually used.

4. Any reference in this Contract to any document or agreement shall be deemed to include a reference to such document or agreement as amended, modified, restated, supplemented or replaced from time to time in accordance with the terms thereof, and to any supplemental letter or other document executed in connection therewith, except as otherwise provided herein.

5. The headings/titles of certain provisions in this Contract are set for convenience only and shall not affect in any way the meaning or interpretation of any provision hereof.

6. Time is of the essence in the performance of each party's obligations under this Contract. Any period specified herein may only be extended by written confirmation of both parties, and such extended period shall also be of the essence.

II. Overview of Both Parties

1. As a member of the BSH Home Appliances Group, Party A is the general distributor of the Siemens brands in China. It has rich management and operation experience in maintaining the brand value of Siemens , promoting product sales and enhancing consumer experience.

2. Party B is an operator of home appliance products and possesses the legal qualifications and relevant certification documents necessary for continuous operation and performance of this contract. Party B has high-quality product sales channels and stores. Within three (3) Working Days from the Effective Date of this contract, Party B shall provide Party A with a copy of its business license (with the three-in-one certificate) bearing the official seal, and a copy of its bank account information, and guarantee that the above-mentioned certificates and licenses will remain valid throughout the term of this contract. In the event of any changes, Party B shall issue a written notice to Party A within three (3) working days, provide the documents issued by the relevant government departments accepting Party B's application for change (such as the change acceptance notice), and provide a copy of the updated certificates and licenses bearing the official seal of Party B.

III. Contract Objectives and Cooperation Principles

1. Both parties will cooperate on the purchase of the Products of the brand Siemens by Party B and the opening and operation of specialty stores for the products of the brand Siemens (the “Stores”). To ensure the operational efficiency of the Stores, Party B shall only operate the home appliances of the aforementioned single brand. Party A will provide Party B with business resources and operational guidance. Party B shall operate the Stores in accordance with the requirements of this contract, accept the brand definition and business philosophy of Party A, maintain the brand image of Party A, promote and sell the Products of Party A, and comply with all the market operation and management requirements of Party A.

2. After Party B becomes an operator of Party A, it will operate independently and be responsible for its own profits and losses. There is no employment or contracting relationship between Party A and Party B. Party B has no right to act on behalf of Party A or for Party A in any way. The employees of Party B are not employees of Party A. Party A shall not be responsible for their labor relations or any of their actions. Party B shall independently bear the debts and credits arising from its operations.

3. Party B guarantees that the stores it is responsible for selling Party A's Products have the relevant legal qualifications for selling such Products and shall maintain such qualifications throughout the term of this Contract.

4. During the cooperation period, Party A will conduct a comprehensive assessment of Party B and optimize the allocation of resources based on the assessment results of Party B.

5. This Contract is intended to describe the terms and conditions agreed upon by both parties, and in accordance with which both parties shall perform their respective obligations under this Contract.

6. Party B guarantees that it will sign all documents, undertake all necessary activities or affairs or take emergency measures to ensure the completeness and validity of the terms of this contract, and further agrees to cooperate to achieve the purpose, objectives and interests as stipulated in the following provisions of this Contract.

IV. Term of the Contract

1. From the Effective Date of the main term of the contract until December 31, 2024, unless both parties have otherwise explicitly agreed on the Main Term of the Contract or this Contract is terminated in advance. Before the expiration of the Main Term of the Contract, both parties shall negotiate and sign a New Contract regarding the product sales matters stipulated in this Contract.

2. Unless one party gives the other party a written notice explicitly stating that it will not enter into a New Contract, if the two parties fail to sign a New Contract before the expiration of the Main Term of this Contract, they shall negotiate and sign a New Contract regarding the product sales matters stipulated in this Contract during the extension period. Unless otherwise agreed in writing by both parties, the extension period shall not exceed five (5) months. That is, if the two parties fail to sign a New Contract regarding the matters stipulated in this Contract within five (5) months from the expiration date of the Main Term of this Contract, this Contract shall terminate five (5) months after the expiration date of the main term.

3. If Party B continues to purchase and sell the Products during the Extension Period, this Contract shall apply to the Products transactions between the two parties during the Extension Period. After the New Contract takes effect, the policies related to Party B's purchase of Products during the Extension Period shall be subject to the provisions of the New Contract. If the two parties fail to sign a New Contract during the Extension Period, Party B shall not be entitled to any business policies (except for the discounts stipulated in Appendix VI "Business Terms") for the amount of payment made for the purchase of Products during the extension period. For special circumstances such as signing a New Contract or changing Product categories after the expiration of the Extension Period, the two parties shall make separate agreements.

V. Store Management Setup

1. Definition and Function of the Store: As the offline touchpoint for the Siemens brand, the Stores provide all consumers with offline experience opportunities for the brand. The Stores shall meet the store construction, CI display standards and quality standards of Party A. Only the products of the Siemens brand can be displayed and sold in the Store. No products or logos of other brands can be present, displayed, showcased or sold in the Store. According to Party A's marketing plan, Party B shall organize activities, including but are not limited to, new product launches, in-home decoration services, community marketing, cross-industry marketing, customer care, home visits and product training. In accordance with Party A's requirements, Party B shall carry out corresponding business development, customer relationship maintenance and other capability building, including but not limited to business development, kitchen design, and comprehensive maintenance of customers.

2. Both parties should fully negotiate on the opening of the Store. Meanwhile, the Stores shall meet the requirements for hardware facilities, including but not limited to store type, store location, storefront design, and store facilities.

3. During the cooperation period, the Store management and related matters shall be subject to the store information in Party A's system.

4. Party B shall ensure that the display area meets the requirements and standards for the display of and the promotion of the brand image. The plan for the display area shall be subject to the prior written consent of Party A. The decoration costs and daily maintenance expenses shall be borne by both parties through separate negotiation, and shall be subject to the supplementary agreement on decoration and maintenance sent by Party A to Party B.

5. Party B guarantees to provide the Stores with uninterrupted water supply, electricity for product experience, general lighting, air conditioning and other service facilities, and is responsible for cleaning, security and other work.

6. Each of the Stores of Party B must be equipped with necessary devices such as computers, printers, iPads and POS machines, and the order entry system work shall be handled by the sales assistants designated by Party A.

VI. Store Operation Management

1. Party B shall operate and manage the Stores in accordance with Party A's requirements and the provisions of this contract.

2. Party A has the right to use the Stores for brand promotion, marketing activities and customer meetings, and Party B must unconditionally cooperate.

3. The operation of the Stores by Party B shall comply with the operation requirements of Party A, including but not limited to business standards, product sales and promotion, employee management, sales assistant management, pre-sale and after-sale services (embedded product design), product delivery and installation, reporting and supervision.

4. During the Contract Term, Party B shall, in accordance with the instructions and requirements of Party A, provide promotion and display services for the Products as required by Party A, participate in all market promotion activities as requested by Party A, actively assist in all market promotion activities organized by Party A, and collect and provide feedback market information to Party A.

5. If the Stores violate this section and cause any loss to Party A, Party B shall indemnify. In such a case, Party A has the right to decide on its own to demand that Party B pay the compensation in the following manner:

1) require Party B to indemnify; or

2) deduct the corresponding amount of considerations Party B is entitled to under this Contract.

6. During the Contract Term, if either party plans to carry out any product promotion activities, both parties may enter into a separate promotion cooperation agreement for such activities.

7. During the Contract Term, if both parties carry out any product marketing activities, they may negotiate separately and sign a cooperation agreement for such activities. The expenses incurred shall be shared equally by both parties. Any activities initiated unilaterally by Party B shall not be borne by Party A in terms of expenses.

VII. Commercial Terms

Party A will settle accounts in accordance with the business policies stipulated in Appendix 6 "Commercial Terms" of this Contract.

VIII. Product Procurement and Product Delivery

(1) Product price

1. During the Contract Term, Party B may purchase the Products from Party A. Party A reserves the right to add or remove items from the List unilaterally, but shall notify Party B in writing in advance of such additions or removals. Party A guarantees that the products comply with applicable laws, regulations and national standards.

2. Party A shall sell the products to Party B at the prices ("Product Supply Prices") set forth on the List. Party B shall not in any way request Party A to impose restrictions on the Product Supply Prices, or to ensure the profit that Party B can obtain from the sale of the Products.

3. During the Contract Term, Party A may adjust the Product Supply Prices (the “Adjusted Product Supply Price”), but shall notify Party B in writing in advance and specify the effective date of such adjustments. The Adjusted Product Supply Price shall take effect from the effective date specified in the notice. For orders that Party B has issued and fully paid before the effective date, the original supply prices shall still apply. If the Product Supply Prices are adjusted due to market changes, promotional activities or any other reasons after the products are sold to Party B, Party A shall not be required to pay any compensation to Party B for such price adjustments (including but not limited to paying inventory price differences based on the difference between the price at the time of sale to Party B and the Adjusted Product Supply Price thereafter).

4. The suggested retail price proposed by Party A is for reference only and has no binding force on either party. Party A neither determines nor influences the retai price, and does not offer any rewards or penalties for compliance with or violation of any suggested retail price.

(2) Product procurement

1. Party B issues product orders to Party A based on market demand.

During the Contract Term, Party B shall, based on market demand, regularly place orders with Party A to purchase Products and specify the name, model, quantity in the order. Upon receipt of the order from Party B, if the order can be accepted, Party A shall issue a product release order ("Release Order"). Only when Party A issues the corresponding Release Order, shall the order be deemed accepted by Party A. Party A is only obligated to deliver the goods as per the order after Party B's order is confirmed and accepted by Party A. If Party B fails to pay the full amount of the purchase price for the products ordered or has other violations of this contract, Party A has the right to refuse to accept Party B's order. If a Release Order has been issued, Party A has the right to refuse to deliver the goods or refuse Party B's pick-up.

2. To fully protect the interests of consumers and ensure that the Products purchased by consumers are genuine products of Party A, Party B agrees to conduct barcode-based inventory management for goods as required by Party A for traceability purposes.

(3) Payment

1. Party B shall make payment for the goods ordered under each order to Party A in accordance with the payment arrangement, payment method and Party A's account information as stipulated in Appendix 6 "Commercial Terms" of this Contract (the "Purchase Price").

2. Unless otherwise agreed in writing by both parties, the payment of the Purchase Price is one of the conditions precedent to Party A to accept Party B's order and issue the delivery note.

3. Party A will issue an Invoice after the goods receipt note (i.e., the inbound/outbound warehouse note) is signed by Party B or its designated consignee and mail it to the communication address of Party B as stipulated in this Contract. In case the issued invoice is lost, Party A will provide a copy of the corresponding invoice accounting copy with the Invoice special seal affixed, which will serve as the deduction voucher for Party B's value-added tax input tax.

4. Party A will provide Party B with an invoice and a monthly confirmation letter for payment receipts ("Confirmation Letter") for Party B's confirmation. Party B shall confirm or raise any objection within ten (10) Working Days from the date of receipt of such Confirmation Letter. If Party B fails to confirm or raise any objection within the aforesaid period, it shall be deemed that Party B has confirmed such Confirmation Letter.

5. If either party has any objection to the accounts or statements related to the purchase of the Products under this Contract, both parties shall resolve such objections through consultation. And before all such objections are resolved, Party A will not pay any of Party B's business policies for the rebate period to which the objections pertain.

6. Party B agrees and undertakes to keep true, accurate, complete and legal sales records, return and exchange records and inventory information of the products, as well as complete, detailed and accurate transaction, remittance and supply records under this contract during the term of the contract, and shall provide them to Party A on time and accurately as required by Party A. When necessary, Party A has the right to verify the original sales vouchers at any time, and Party B shall cooperate.

(4) Product delivery and acceptance

Warehouse pick-up: Party B may go to the warehouse designated by Party A to pick up the goods with the outbound order issued by Party A. The Products shall be deemed to have been delivered to Party B when Party A loads the Products onto the vehicle arranged by Party B or assisted by Party A. Party B shall not request Party A to pay the saved expenses on the grounds of self-pick-up.

1. Unless otherwise stipulated by both parties, the ownership and risk of the Products shall be transferred to Party B from the date of delivery of the products to the consumer or Party B as stipulated above ("Delivery").

2. Party B or the designated order recipient of Party B shall immediately inspect the outer packaging of the products on site and verify the quantity and model of the Products ("Product Inspection") after Delivery. However, Party B or the designated recipient of Party B shall not damage the outer packaging of the products during the Product Inspection.

3. If the buyer or the designated order recipient discovers any defects in the Products’ outer packaging (such as damage to the outer packaging), shortage of quantity, or mismatch of model during the Product Inspection, the buyer shall note such issues on the delivery receipt (i.e., the inbound/outbound warehouse order) at the time of receiving the delivered products to inform the seller. Only when and to the extent that such issues are entirely caused by reasons prior to Delivery or by the seller's loading and unloading, shall the seller replace the Products and bear the related replacement costs. However, the seller shall not be held responsible for any of the above issues caused by the buyer or the designated recipient.

4. After the Product Inspection is completed, Party B or its designated consignee shall sign the goods receipt on the spot (i.e., the inbound/outbound order). If Party B notifies Party A of any product issues, the Delivery and acceptance of the replacement products shall be subject to the above provisions.

(5) Product return

1. If there are any quality issues with the Products sold by Party A to Party B under this Contract, Party B shall immediately notify Party A in writing and specify the type, model, quantity, unique product code and the list of corresponding faults of the products with quality problems ("Problem Products") ("Return Application"). Party A will only accept returns of the products sold by Party A to Party B.

The goods are not subject to return if they are sold to Party B by a third party.

2. For the Problem Products that have already been delivered to consumers, Party A will, within a reasonable period after receiving the Return Application from Party B or the repair notification from the consumer, arrange relevant inspectors to go to the storage location of the Problem Products for inspection and issue a "Service Appraisal Report". Party B shall strictly provide after-sales services such as returns and exchanges to consumers in accordance with relevant national regulations such as the "Three Guarantees". Party A has the right to only accept returns and exchanges from consumers that comply with the "Three Guarantees" regulations. The defective products received by Party B from consumers should be returned to the warehouse of Party B located within the service network coverage area of Party A. Party B should indicate the reason for the return of the machine and provide the Service Appraisal Report issued by Party A to the consumer for reference in Party A's subsequent inspection.

3. For the Problem Products stored in or returned to the warehouse of Party B, within a reasonable period after receiving the Return Application and inspection from Party B, Party A will arrange relevant inspectors to go to the storage location of the Problem Products to inspect them and verify whether the Problem Products do indeed have quality issues. For the Problem Products that are confirmed to have quality issues, the inspectors of Party A will issue a "Settling Machine Condition Report" ("Settling Machine Report"). Party A has the right to refuse to inspect and not issue the "Settling Machine Report" for the Problem Products that fail to provide complete information as required by Article 14.1 and the returned machines after consumer use as stipulated in Article 14.2, where Party B is unable to provide the "Inspection Service Report".

4. For the Problem Products that have been confirmed by the inspection personnel of Party A to have quality issues and such issues are caused by Party A, both parties shall sign the "Return Confirmation Form" based on the "Settling Machine Report" or the "Appraisal Service Report". Except for the machines returned directly by consumers to Party A, the "Settling Machine Report" must be available.

5. Both Party A and Party B shall sign the "Return Agreement" (the template is attached as Appendix 1 of this contract) based on the "Return Confirmation Form", which shall serve as the basis for issuing return invoices. In such a case, the invoices shall be handled in the following manner:

1) If the Invoice issued by Party A for the sale of products is a VAT ordinary invoice, after Party B returns the original invoice, Party A will issue a red invoice with the same amount as the original invoice to Party B, and then issue a VAT ordinary invoice to Party B for the net amount after deducting the amount of the returned goods. In special circumstances, if Party B is unable to return the original invoice, Party A will require Party B to provide the materials stipulated by the tax authority, and then issue a red invoice with the same amount as the original invoice to Party B, and then issue a VAT ordinary invoice to Party B for the net amount after deducting the amount of the returned goods. The materials required by the tax authority include but are not limited to:

a. A statement issued by Party B explaining that the original invoice cannot be returned, and it should be stamped with the official seal of Party B;

b. The return goods agreement signed by both parties; and

c. Other materials required by other tax authorities.

2) If the Invoice issued by Party A for the sale of products is a special VAT invoice, Party A will issue a red special VAT invoice to Party B based on the "Information Form for Issuing Red Special VAT Invoices" provided by Party B for the corresponding amount.

6. For Problem Products that have not yet been delivered to consumers, the products and their accessories applied for return should retain the original factory packaging, remain in the original condition at the time of sale, and have no man-made damage. For problem products that have already been delivered to consumers, the products and their accessories applied for return should be packaged in a manner suitable for logistics transportation and have no man-made damage; otherwise, Party A has the right to refuse the return.

7. Except for cases where the product has quality issues and such issues are verified by the inspection personnel of Party A to be the responsibility of Party A, Party A will not accept any other reasons for return from Party B (including but not limited to the model being unpopular).

8. Regarding product quality issues reported by consumers to Party B, Party B should inform the consumers that they can contact Party A's after-sales service for an initial inspection of the product and provide necessary assistance. Party A will then offer repair or appraisal services to the consumers.

9. Party B's warehouse shall provide Party A's inspection personnel with the necessary convenience conditions for their work, such as providing the required working space and water and electricity for testing, as well as assisting with the handling of materials, etc.

10. Regardless of the reason for contract termination or the reason for the return application by Party B, Party A will only accept returns within one year from the date of contract termination as stipulated in the aforementioned terms. If the return causes a change in the amount of rebates/fee support already paid, Party A has the right to request Party B to return the corresponding amount.

Product after-sales service and consumer rights protection

1. Party A shall be responsible for the installation and after-sales service of the products within the areas covered by its service network in accordance with the guarantee terms stipulated in the documents accompanying the products.

2. For the distributors (outlets) of Party B that are not within the coverage area of Party A's service network, upon obtaining Party A's prior written consent and signing an installation and after-sales service entrustment agreement ("Entrustment Agreement"), Party B may engage in the installation and after-sales service of Party A's products. However, Party B shall ensure that it and its installation and after-sales service personnel possess the legal qualifications and licenses (if required by relevant laws) for the installation and after-sales service of related products during the term of the Entrustment Agreement. Party B shall not charge consumers any fees for the installation and after-sales services provided under the Entrustment Agreement. The installation and after-sales service personnel of Party B shall receive training on product installation and after-sales service from Party A before providing services, and Party B and its installation and after-sales service personnel shall not engage in the installation and after-sales service of Party A's related products until the training is completed.

IX. Retail and Promotion

1. During the term of this contract, if either party conducts any product promotion activities, both parties may sign a separate promotion cooperation agreement for such activities. Where the promotion cooperation rebate method is adopted, both parties shall execute in accordance with the provisions of the "Promotion Cooperation Rebate Terms" in Appendix 4 of this contract.

2. When Party B sells the products of Party A, it shall undertake the following responsibilities and obligations:

1) Party B shall make its best efforts to sell the products and maintain good business relations with existing and potential customers.

2) Party B shall ensure that the display of the products complies with the high-end image of the products as required by Party A.

3) Party B shall provide all necessary assistance to Party A for its market development and marketing activities.

4) Party B shall maintain a qualified, well-trained, skilled and dedicated sales team (including but not limited to promoters and their managers) to sell the products;

5) Party B shall issue invoices and other purchase vouchers to consumers in accordance with the law to facilitate Party A's provision of after-sales services. Party B agrees and undertakes to retain complete, detailed and accurate transaction, remittance and supply records under this contract during the contract period and provide such records to Party A upon Party A's request.

X. Rights and Obligations of Both Parties to the Contract

Rights and obligations of Party A during the contract period:

1. Party A has the right to demand that Party B pay the purchase price as stipulated in the contract.

2. Party A has the right to request Party B to provide sales data and information of Party A's products. Such information shall be entered into Party A's order system within 24 hours after purchase or payment of the deposit. Party A will verify the orders entered by Party B. If Party B fails to enter the sales information as required, or enters incomplete, inaccurate or false information, it shall be deemed as a breach of contract by Party B.

3. If the display or image of the products does not meet the requirements of Party A, Party A has the right to require Party B to rectify within a specified period. Party A has the right to make suggestions and demands for improvement regarding the pre-sale, in-sale and after-sale services provided by the sales staff of Party B's store.

4. Party A shall assist Party B's store in conducting various promotional activities related to Party A's products.

5. Party A shall, in accordance with the agreement, provide Party B with various rewards and rebates for the store.

6. Party A shall not provide infringing products.

7. Party A strictly prohibits its staff from borrowing funds or assets from Party B for any reason or in their personal capacity.

8. Party A has the right to prohibit Party B from displaying, placing or selling products of other brands in the Stores.

During the Contract Term, Party A is not required to pay any rent, deposit or guarantee of any kind, management fees, promotion fees, water and electricity charges or any other expenses to any third party for the display area within the Stores.

Rights and obligations of Party B during the contract period:

1. Party B guarantees to strictly abide by all applicable laws, regulations and provisions, as well as the relevant rules and regulations of the owner/property, to ensure the legal, continuous and sound operation of the authorized brand store.

2. The lease contract or cooperation agreement signed by Party B with the owner of the site where the Stores are located must be submitted to Party A for record.

3. The Stores shall be confirmed in writing by Party A after an assessment of the city and location of the Stores, as well as the surrounding business environment. All expenses incurred from the selection, leasing and use of the Stores shall be borne by Party B.

4. The location and area of the display zone shall be separately agreed upon in writing by both parties. Under no circumstances may Party B change the display zone plan without the written consent of Party A.

5. Party B shall ensure that the display area meets Party A's requirements and standards for the display of the Products and the Party A brand image. The plan for the display area shall be subject to the prior written consent of Party A. The decoration costs and daily maintenance expenses shall be borne by both parties through separate negotiation, and shall be subject to the supplementary agreement on decoration and maintenance sent by Party A to Party B.

6. As an authorized brand dealer of Party A, Party B must use the POS retail management system authorized by Party A as required by Party A. This system serves as the main business interface between Party A and brand store dealers. If Party B refuses or fails to use the POS retail management system authorized by Party A as required, Party A has the right to demand that Party B make corrections or terminate the business contract.

7. Party B is entitled to enjoy the differentiated products provided by Party A that are suitable for the brand store.

8. Party B has the right to demand that Party A not provide any infringing products.

9. Party B enjoys the training support provided by Party A and has access to exclusive content on the empowerment platform for learning.

10. Party B shall enjoy the sales rebate of the products as agreed upon by Party A.

11. Party B has the right to settle the service fees with Party A in accordance with the service items and settlement standards determined through communication with Party A and after fulfilling the corresponding service requirements.

12. Party B has the right to request Party A to provide relevant materials and technical support as needed.

13. Party B has the right to refuse any request from Party A's staff to borrow funds or transfer products in their personal capacity. In the event of such circumstances, Party A shall not bear any economic or legal responsibility for the losses incurred.

14. Party B shall be responsible for the management of Party A's promotional activities and is required to advance the activity planning in accordance with Party A's integrated marketing nodes and requirements.

15. Party B shall not withhold, sell or give away as gifts the promotional items provided by Party A for promotional activities to non-Party A products.

16. Party B shall pay the purchase price to Party A as stipulated in the contract.

17. Party B shall provide Party A with relevant data on product sales and real-time inventory information, including model and quantity. Based on business cooperation, Party B shall provide Party A with consumer information. Party B shall collect and process such information in accordance with applicable personal information protection laws and regulations, including informing consumers of the purpose of using the information, obtaining their consent, and transmitting it in a secure manner. Party B shall obtain the authorization of consumers to allow Party A to contact them to arrange for home delivery, provide after-sales service and send relevant information.

18. Party B has never and shall not offer any of Party A's employees (including sales assistants) or their relatives cash, physical goods or any other improper benefits in order to obtain or perform this contract. Nor shall Party B give any of Party A's employees or their relatives any property or other improper benefits under the guise of promotion fees, publicity fees, sponsorship fees, labor fees, consulting fees, commissions or by reimbursing various expenses or in any other way.

XI. Education and Training

Party A will provide Party B with the following trainings: store management training, product training, marketing promotion training, etc. Party B shall bear the travel expenses of its personnel involved in the training. If the training is held at the premises of Party B, Party B shall provide free cooperation. Party B shall ensure that its employees or personnel involved in the store operation fully understand the training content and carry out their work in accordance with the training requirements. If any losses are caused to any third party (including but not limited to consumers) and Party A due to Party B and its personnel's failure to comply with the training requirements, Party B shall bear the liability for compensation.

XII Intellectual Property Rights

1. The SIEMENS trademark, service marks, trade names, patents, copyrights or logos, etc. ("Intellectual Property") used by Party A are the private property of SIEMENS AG (Siemens AG, Germany). Party B has no rights, title or interest in the Intellectual Property of SIEMENS AG. Party A is authorized to use the SIEMENS and Bosch trademarks.

2. With the prior written authorization of Party A, Party B may use such intellectual property rights within the scope of the authorization. The scope of authorization shall be determined by Party A, especially in accordance with the "Bosch/Siemens Home Appliances Brand Communication Guidelines" (or similar documents, hereinafter referred to as the "Guidelines") provided by Party A to Party B. Party B shall always comply with the "Guidelines" which may be updated from time to time. Party A has the ultimate control over the standards and norms on which Party B's use of intellectual property rights is based. All rights, titles and interests in the intellectual property rights authorized for use belong to Party A or its affiliates. Party B shall not register or obtain rights for the intellectual property rights of Party A or its affiliates in any region.

3. Party B shall not operate any household appliances that infringe upon the intellectual property rights (including but not limited to patent rights, trademark rights, and trade secrets) of Party A or its affiliates, or any counterfeit products of Party A.

4. If Party B discovers any unauthorized use of Party A's or its affiliates' intellectual property rights or any infringement of such rights, Party B shall immediately notify Party A.

5. If Party B fails to abide by the relevant provisions of the intellectual property rights in this contract and uses the Bosch Siemens trademark without authorization from Party A, Party A has the right to immediately terminate the contract.

XIII Representations and Warranties

(1) Each party makes the following representations and warranties as of the Effective Date of this contract:

1. It is a company lawfully established and validly existing in accordance with relevant laws and regulations, and it has the right to engage in the current business activities.

2. It has the right to enter into and perform the obligations under this Contract.

3. The representative who signed this Contract has been legally authorized to do so.

4. The execution and delivery of this Contract, the performance of any obligation hereunder and the completion of any transaction contemplated herein do not violate the terms, conditions or provisions contained in the following documents:

a. any current laws, rules or regulations applicable to it or its assets;

b. any judgment, order, writ, injunction, decree or ruling of any government authority applicable to it or its assets; and:

c. its articles of association, certificate of incorporation, internal regulations and other documents related to its establishment or governance that bind it as a party or its assets.

(2) Party B makes the following representations and warranties as of the Effective Date of this contract:

1. Party B possesses the qualifications and relevant documents necessary for the sale of the products stipulated in this contract (including the qualifications as stipulated in Article 5 of this contract).

2. Party B has no pending litigation, arbitration or other proceedings that have not been initiated and that are unlikely to materially affect the operation and arrangement stipulated in this contract.

3. Party B shall strictly abide by the "Compliance Terms" as set forth in Appendix 3.

(3) Each representation and warranty is deemed to be a separate representation, warranty, undertaking or commitment, and is not limited by any other representation or warranty provision or any other provision of this contract. Each representation and warranty shall be valid throughout the entire term of this contract.

XIV. Liability for Breach of Contract and Compensation

1. If either party fails to perform any part or all of its obligations under this contract, or if any of its warranties or commitments made herein are proven to be untrue or incorrect, such party shall be deemed in breach of contract and shall be liable for the damages and losses thereby caused to the other party. To the fullest extent permitted by law, regardless of any other provisions in this contract, the total liability of Party A under this contract shall not exceed the total amount of product payment made by Party B to Party A in the previous month (calculated based on the average payment of the previous twelve months), regardless of whether such liability arises from contract, warranty, equity or law, or for any loss, damage or expense resulting from the performance of this contract. Under no circumstances shall Party A be liable for any loss related to (whether directly or indirectly) profits, use, production, corruption, data destruction, or for any indirect, special or consequential loss or damage.

2. To the fullest extent permitted by law, unless otherwise agreed in writing by Party A, Party A shall not be liable for any contract, warranty or other agreement (whether written or oral) entered into by Party B with any third party (including but not limited to distributors, customers or consumers).

3. Party B shall indemnify and hold harmless Party A and its affiliates, employees, agents, etc. from and against any action, suit, proceeding, claim, demand, cost, liability, penalty or loss arising from the following causes:

4. Party B fails to provide any guidance, instructions or warnings regarding the products to the customers or consumers.

1) Claims made by third parties (including the employees of Party B) against Party A or its employees or affiliates directly or indirectly resulting from the negligence or intentional misconduct of Party B.

2) The negligence or willful misconduct of Party B (including its employees); and

3) Party B violates the provisions of this contract.

XV. Termination of the Agreement

1. In the event that any of the following circumstances occur during Contract Term, either party may notify the other party in writing to immediately terminate this Contract:

1) If the other party fails to substantially comply with and fulfill any commitment, provision or obligation under this Contract, or materially breaches any term, condition or provision that it is required to comply with and fulfill under this contract, and such failure or breach remains uncorrected within thirty (30) days after the non-breaching party has given written notice to the breaching party;

2) The guarantees or representations made by the other party are proved to be materially incorrect or are likely to be materially incorrect;

3) The other party voluntarily suspends business or ceases operations due to legal reasons; or

4) The other party goes bankrupt or is unable to pay its debts when due, or enters into liquidation proceedings or is taken over by others, or reaches a settlement agreement or debt restructuring agreement with its creditors.

2. Except for the circumstances stipulated above, if any of the following circumstances occur during the term of the Contract, Party B shall immediately notify Party A in writing, and Party A shall have the right to notify Party B in writing to immediately terminate this Contract:

1) Party B fails to purchase products from Party A or pay the purchase price to Party A for three consecutive months.

2) Party B has lost the relevant qualifications for performing this contract, or the certificates and licenses required for the performance of this contract have expired and may not be extended or re-applied for.

3) Violating the brand management requirements of Party A and causing damage to the company's brand image, or being inspected and notified by the brand department of Party A's headquarters, and after communication, lacking remedial measures and failing to cooperate with Party A in rectification;

4) If Party B engages in the act of placing false orders to take advantage of the promotional policies of Party A's company or engages in the act of falsifying market expenses;

5) Any changes occur in Party B's equity structure, key management personnel, business operations and scope, or any other circumstances that may cause Party B to lose or substantially affect its qualifications or capabilities to perform this Contract.

3. In addition, Party A has the right to terminate this Contract and the related annexes and supplementary agreements upon giving a written notice three months in advance. If the notice period for early termination stipulated in the related annexes and supplementary agreements is shorter, such shorter period shall prevail.

4. In the event that this Contract is terminated due to any breach of contract, the non-breaching party shall have the right to demand that the breaching party compensate for any direct or indirect losses suffered by the non-breaching party as a result of the breach, including but not limited to the costs and expenses paid (such as legal fees). The compensation by the breaching party for such direct or indirect losses shall not prevent or preclude the non-breaching party from seeking other remedies available to it under this contract or relevant laws and regulations.

5. Upon the termination of this Contract, Party B shall immediately cease using Party A's intellectual property rights. The license granted by Party A to Party B for the use of such intellectual property rights shall automatically expire. If Party B delays or refuses to fulfill this obligation, Party A shall have the right to take any effective measures to protect its intellectual property rights, including legal actions, and Party B shall be liable for all losses suffered by Party A due to its violation of this provision and for all expenses incurred by Party A in protecting its intellectual property rights (such as legal fees).

6. Upon termination of this Contract, Party A may immediately issue a written notice to Party B or any third party that Party A deems necessary and publish advertisements/announcements in professional newspapers, industry conferences or other media, declaring that Party B has no further connection with Party A or the Products.

7. The termination of this Contract shall not relieve either party of its obligations at the time of termination or in the future. All amounts payable by Party B but unpaid under this contract or in connection with the sale of the products shall be paid within seven (7) days after the termination of this contract in accordance with the payment method stipulated in Appendix 6 "Commercial Terms" of this contract or by any other method agreed by Party A.

8. Once this Contract is terminated, all orders issued by Party B to Party A (regardless of whether Party A has accepted them or not) shall be deemed immediately cancelled, unless Party A agrees to accept any such orders. Neither party shall be liable for any losses suffered by the other party due to the cancellation or termination of such orders.

9. Upon termination of this Contract (for whatever reason), Party B shall immediately return to Party A all data, specifications, designs, drawings, descriptions, promotional materials and other relevant documents related to Party A's Products that it has received, or destroy them in accordance with Party A's instructions.

10. Unless otherwise stipulated in this Contract, upon termination of this Contract, Party B shall have no right to claim compensation from Party A for any losses caused by the termination of this Contract or for any claims made by any third party against Party B.

11. Except for the provisions explicitly stipulated in this Contract to apply upon its termination, the provisions of this Contract regarding intellectual property rights, liability for breach of contract and compensation, dispute resolution, confidentiality and information privacy, and licensing shall remain valid after the expiration or termination of this Contract.

XVI. Others

(1) dispute Resolution

Any dispute arising from or in connection with this Contract shall be settled through friendly consultation by both parties in accordance with the principles of good faith, fairness and good business practice. If the dispute remains unresolved through consultation within thirty (30) days after its occurrence, either party may bring a lawsuit to the People's Court at the place where Party A is domiciled.

(2) Notification

All notices or other communications required or permitted under this Contract shall be in writing and shall be sent by email, fax or express mail to the following addresses:

Party A:

Mailing Address: Building 3, No. 18, Qingjiang South Road,

Gulou District, Nanjing City, Jiangsu Province

Contact Number: 025-84701918

Fax: 025-84713176

Email: weiwangwei7@bshg.com

Party B:

Mailing Address: No. 3 Shangye Street, Guanglin City, Shandong Province

Contact Number: 0546-6442838

Fax:

Email: 303040570@qq.com

If either party changes the above address-related information, it shall notify the other party in writing in advance of such change.

Unless there is evidence to the contrary, the time of service of any notice or other communication shall be determined in accordance with the following:

a. If sent by email, it shall be twelve (12) hours after the email is sent.

b. If sent by fax, it shall be the time recorded on the sender's fax machine's transmission confirmation report; or

c. If sent by express mail, it shall be the third (3rd) Working Day after posting.

(3) Divisibility

The provisions of this Contract are severable. If any provision is found by both parties to the agreement or determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision, unless it undermines the foundation of this contract or fundamentally affects the performance of this Contract. If the invalid or unenforceable provision is fundamental to the arrangement between the parties, in such a case, both parties may mutually agree to terminate this Contract or amend it.

(4) Continuous fulfillment

Unless otherwise expressly stipulated in this Contract, during any dispute, both parties shall continue to perform their duties and obligations under this Contract. However, this provision shall not prejudice, affect or restrict any right or remedy available to either party under this Contract or relevant laws and regulations.

(5) Non-partnership or agency relationship

The relationship formed by both parties based on this Contract shall not constitute any agency or partnership. Unless otherwise agreed in writing by both parties, neither party to this Contract shall be regarded as the agent or partner of the other party, nor shall it be authorized to act or conduct business on behalf of or in the name of the other party.

(6) Abstention

Unless otherwise provided in this Contract, the failure or delay by any party to exercise any right, power or remedy under this Contract shall not constitute a waiver of such right, power or remedy, and the exercise of any right, power or remedy shall not preclude the exercise of any other right, power or remedy.

(7) Revision

Any amendment to the terms of this Contract can only be made in writing and shall come into effect upon being signed by the authorized representatives of both parties and affixed with the official seals or contract seals of both parties.

(8) Costs and Expenses

Each party shall bear its own expenses incurred in the negotiation, preparation and execution of this Contract.

(9) Sustainability

This Contract expressly provides that all or any part of the terms which are to take effect upon or after termination or the decision to terminate, or which may have an impact after termination or the decision to terminate, shall remain fully valid and enforceable and shall not be affected by such termination or decision to terminate.

(10) Confidentiality

The terms of this Contract and all confidential information are confidential and shall not be disclosed to any third party without the prior written consent of the information owner.

2) During the Contract Term, both parties may disclose information that may be their private property to each other in writing or by other means.

3) Notwithstanding the foregoing provisions, the following information shall not be regarded as Confidential Information and the Receiving Party shall not be obligated to keep it confidential:

a. Information that was or became publicly known at the time of disclosure or thereafter due to publicity, product inspection or not due to the recipient's negligence or erroneous conduct;

b. Information that was already known or possessed by the recipient prior to receipt;

c. Information received by the recipient from a third party that is not bound by any confidentiality obligation and where no breach of contract has occurred; or

d. Information independently developed by the recipient.

4) Unless otherwise stipulated in this Contract, during the Contract Term and after its termination, both parties shall and shall cause their respective employees to keep confidential all information of a confidential nature concerning the other party.

To ensure that its management personnel, employees, agents and affiliates keep confidential and do not disclose to any third party the confidential information received or obtained from the information owner during the term of the contract.

5) If Party B is requested or required (in the form of oral questions, inquiries, requests for information or documents, subpoenas, civil investigative demands or similar procedures) to disclose the Confidential Information, Party B shall immediately notify Party A of such request or requirement so that Party A can prepare for such disclosure.

6) If one party suffers losses due to the other party's violation of the provisions of this contract and the disclosure of confidential information, the disclosing party shall bear all legal responsibilities and compensate the other party for any direct or potential economic losses arising therefrom.

(11) Transfer of rights and obligations

Party A may exercise or perform its rights and obligations under this Contract by itself or through its affiliates, or transfer its rights and obligations under this Contract to its affiliates. Without the prior written consent of Party A, Party B shall not exercise or perform its rights and obligations under this Contract through its affiliates, or transfer its rights and obligations under this Contract to its affiliates.

(12) Governing Law and Jurisdiction

This Contract shall be governed by and construed in accordance with the laws of the People's Republic of China. Any lawsuit arising from disputes over this contract shall be under the jurisdiction of the People's Court where Party A is domiciled.

(13) Force Majeure

Neither party shall be held responsible for any delay or failure to perform all or part of the terms of this Contract resulting from floods, fires, earthquakes, droughts, wars, general material shortages, energy usage restrictions, orders and requirements of national or local authorities with the right to issue such, or any other events ("Force Majeure Events") that could not be foreseen, controlled, avoided or overcome by that party.

2) The affected party shall promptly notify the other party in writing of the situation where it is hindered by the force majeure event and send relevant documents or proof to the other party within fifteen (15) days after the occurrence of the Force Majeure Event, stating the occurrence of the force majeure event and its estimated duration.

3) The affected party shall make every reasonable effort to mitigate the consequences resulting from any failure or delay in performing this contract due to a force majeure event.

4) If an Force Majeure Event causes the affected party to delay, fail to perform or temporarily fail to perform all or part of the terms of this contract, and if such Force Majeure Even lasts for more than ninety (90) days, either party may terminate this Contract by giving written notice to the other party.

(14) Copy of the Agreement

This Contract is made in three (3) counterparts, with Party A holding two (2) copies and Party B holding one (1) copy. Each copy is an original and all counterparts together constitute the same agreement.

(15) Effective Date

This contract shall come into effect upon its signing by the authorized representatives of both parties and affixing of the official seals or contract seals of both parties.

(16) Integrity

This Contract supersedes all previous oral or written understandings, discussions, arrangements or agreements regarding the relevant matters. The appendixes to this Contract form an integral part of it and have the same effect as the main body of the Contract.

(17) Full consultation

Each clause of this Contract has been explained by Party A one by one and discussed with Party B. Party A has also reminded Party B to pay special attention to the following:

All the terms and conditions regarding the rights and obligations of both parties. Party B also requested Party A to provide corresponding explanations on the above terms. Both Party A and Party B have accurately and comprehensively understood the rights, obligations and responsibilities of each party as stipulated in this contract, and confirm and accept all the contents of this contract.

(18) Handwritten Content

In this Contract, except for the contents filled in by Party B by hand at the underlined places or in the tables as stipulated in the contract terms, any other modifications, supplements, deletions, etc. made by Party B in handwriting are invalid, except for those confirmed by the seals of both parties.

In view of the above, the two parties have executed this Contract in triplicate (3 copies) by their duly authorized representatives for the purpose of good faith observance.

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[Signature Page]

Party A: Boxi Electric Appliance (China) Co., Ltd		Party B: Dongying Borui Da Trading Co., Ltd

(Seal)		(Seal)

Name of Signatory (in block letters):	Wei Wang	Name of Signatory (in block letters):	Qian Tian

Signature:	/s/ Wei Wang	Signature:	/s/ Qian Tian

Date:	March 1, 2024	Date:	March 1, 2024

Name of Signatory (in block letters):

Signature:

Date:

Name of Signatory (in block letters):

Signature:

Date:

Date of stamping: